5555 San Felipe Street Houston, Texas 77056 Telephone 713.629.6600

Exhibit 5.1

March 9, 2012

Marathon Oil Corporation

5555 San Felipe Street

Houston, Texas 77056-2723

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Marathon Oil Corporation, a Delaware corporation (“Marathon”). This opinion is being delivered in connection with the preparation and filing by Marathon with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the proposed issuance and sale from time to time of up to 3,000,000 shares of common stock, par value $1.00 per share, of Marathon (the “Shares”) pursuant to Marathon’s Dividend Reinvestment and Direct Stock Purchase Plan (as amended and restated, the “Plan”).

I, or attorneys under my supervision, have examined originals, or copies certified or otherwise identified, of Marathon’s Restated Certificate of Incorporation and By-laws, each as amended to date, the Plan, the corporate records of Marathon, including minute books of Marathon, certificates of public officials and of representatives of Marathon, statutes and other instruments and documents, as I have deemed necessary or advisable, as a basis for the opinion hereinafter expressed. For purposes of this letter, I have relied upon certificates of officers of Marathon with respect to the accuracy of the material factual matters contained in such certificates, and I have assumed that the signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true, correct and complete copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of this opinion that the consideration received by Marathon for the Shares will not be less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that, with respect to the Shares that are issued and outstanding as of the date hereof and may be purchased in the open market on behalf of the Plan, such Shares have been duly authorized by all necessary corporate action on the part of Marathon and will be validly issued, fully paid and nonassessable.

I am licensed to practice law in the State of Texas. The opinion set forth above is limited in all respects to matters of the contract law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof. I am providing this opinion in my capacity as General Counsel of Marathon and not in my individual capacity as a lawyer.

Marathon Oil Corporation	2	March 9, 2012

I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. I also consent to the reference under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sylvia J. Kerrigan
Sylvia J. Kerrigan Vice President, General Counsel and Secretary